Exhibit 99.1

Partnership Contact:

Jeff Gutman

(614) 643-0314

ir@OxfordResources.com

Oxford Resource Partners, LP Reports Second Quarter 2012 Financial Results

Core Northern Appalachian Operations Show Improved Profitability;

Continued Growth Expected in Second Half of the Year;

Efforts Proceeding to Optimize Illinois Basin Operations and Enhance Liquidity

COLUMBUS, Ohio, August 7, 2012 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced second quarter 2012 financial results.

Driven by an increase in average sales price (net of transportation costs), Adjusted EBITDA1 was $14.6 million for the second quarter of 2012 as compared to $11.2 million for the second quarter of 2011 and $11.0 million for the first quarter of 2012, representing increases of 31 percent and 32 percent, respectively. Distributable cash flow1 was $3.2 million for the second quarter of 2012, up $4.5 million from the second quarter of 2011 and $3.1 million from the first quarter of 2012. These results were primarily driven by a higher average sales price (net of transportation costs) of 11 percent as compared to the second quarter of 2011 and 4 percent as compared to the first quarter of 2012. Costs of coal sales per ton increased only 5 percent over the second quarter of 2011 and actually decreased 4 percent over the first quarter of 2012, which in combination with the higher average sales price (net of transportation costs) contributed to the improved sales margin for the second quarter of 2012.

Reported net loss for the second quarter of 2012 was $1.5 million, or $0.07 per diluted limited partner unit, compared to a net loss for the second quarter of 2011 of $6.3 million, or $0.30 per diluted limited partner unit, and a net loss of $15.8 million for the first quarter of 2012. Adjusted to exclude net proceeds of $6.3 million from the sale of certain oil and gas rights in Ohio, less impairment and restructuring charges related to the Illinois Basin operations and nonrecurring costs of $6.3 million, recurring net loss1 for the second quarter of 2012 would have remained at $1.5 million, or $0.07 per diluted limited partner unit. This represents a dramatic improvement over both the second quarter of 2011 and the first quarter of 2012 where the recurring net loss would have been $6.3 million and $7.0 million, respectively.

[1]

Definitions of adjusted EBITDA, distributable cash flow and recurring net loss, which are non-GAAP financial measures, and reconciliations to comparable GAAP financial measures, are included in the non-GAAP financial measures tables presented at the end of this press release.

“We are beginning to realize the benefits from our actions in this challenging environment to further enhance operations,” said Oxford’s President and Chief Executive Officer Charles C. Ungurean. “We are executing on our plan to optimize our Illinois Basin operations while increasing productivity within our core Northern Appalachian operations in order to improve our profitability. At the same time, we are pursuing the sale of excess Illinois Basin assets to strengthen our balance sheet.”

Ungurean continued, “Our core Northern Appalachian operations are performing well and we are seeing increased demand from some of our customers in the region, and accordingly we expect continued growth in the second half of the year. Supporting this expectation, subsequent to quarter-end we reached an agreement in principle with one of our key long-term customers that calls for delivery of approximately 330,000 additional tons of coal in the second half of 2012. We will continue to serve our customers reliably and efficiently while implementing our strategic plan aimed at increasing our profitability and distributable cash flow.”

Production and Sales Information Summary

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	% Change	2012	2011	% Change
	(tons in thousands)			(tons in thousands)
Tons of coal produced (clean)	1,730	2,001	(13.5%)	3,621	3,952	(8.4%)
(Increase) in inventory	(80)	(39)	n/a	(112)	(68)	n/a
Tons of coal purchased	149	135	10.4%	220	276	(20.3%)
Tons of coal sold	1,799	2,097	(14.2%)	3,729	4,160	(10.4%)

Tons of coal sold under long-term contracts*	92.5%	96.8%	n/a	92.5%	94.9%	n/a

Average sales price per ton	$50.00	$45.57	9.7%	$49.55	$45.50	8.9%
Cost of transportation per ton	$5.45	$5.57	(2.2%)	$5.83	$5.31	9.8%
Average sales price per ton (net of transportation expenses)	$44.55	$40.00	11.4%	$43.72	$40.19	8.8%

Cost of purchased coal per ton	$44.43	$35.47	25.3%	$44.76	$35.92	24.6%
Cost of coal sales per ton	$36.03	$34.44	4.6%	$36.78	$33.52	9.7%

Number of operating days	67.2	70.0	(4.0%)	139.2	140.0	(0.6%)

*	Represents the percentage of the tons of coal sold that were delivered under long-term sales contracts.

Business Update

Northern Appalachian (NAPP) Operations

Oxford’s core business performed well in the second quarter of 2012. As the largest producer of surface mined coal in Ohio, Oxford is a leading low-cost producer of steam coal in the Northern Appalachian region, and continues to benefit from its long-term customer relationships in the region. Oxford’s sales book is fully committed and priced for the remainder of 2012 and is more than 90 percent committed and priced for 2013. Recent moves of equipment from the Illinois Basin operations, as well as increased production from highwall mining which is Oxford’s lowest cost mining method, have been a part of the continuing efforts to increase productivity and lower costs across the Northern Appalachian operations. Oxford expects to see increased productivity in the Northern Appalachian operations from both the Illinois Basin equipment moves and the lower cost production with the highwall miners throughout the second half of 2012.

Illinois Basin (ILB) Operations

Oxford is optimizing the operations at its Illinois Basin mine complex through the following initiatives:

•

Adjusting the level of mining operations and varying the mines that are idled to best manage strip ratio impacts and other costs. As a result of these efforts, Oxford does not presently expect to be closing any of the idled mines, leaving them available for resumption of mining operations as the market dictates.

•

Completing the transfer of selected excess equipment from its Illinois Basin mines to its Northern Appalachian operations, which is expected to enhance productivity and reduce capital expenditures in the Northern Appalachian operations.

•	Pursuing the sale of excess Illinois Basin equipment.

Oxford remains committed to reliably serving its Illinois Basin customers throughout this process.

Liquidity

As of June 30, 2012, Oxford had available liquidity of $10.6 million. Oxford was supported by its lenders in a late second quarter amendment to its credit facility. As a result, Oxford expects to have full access to the credit facility revolver throughout its remaining term.

Also in the second quarter, Oxford sold oil and gas mineral rights on approximately 1,250 acres of land for $6.3 million. In the transaction, Oxford retained royalty rights equivalent to a 20 percent net revenue interest once the wells are producing. Currently, these wells have not been drilled.

During the remainder of 2012, Oxford expects to further enhance its liquidity through improved financial performance and through other activities which should provide an additional $15 to $19 million in liquidity. These other activities include $10 to $14 million in estimated proceeds from sales of excess Illinois Basin assets that are no longer needed in Oxford’s operations, which Oxford anticipates will be completed by the end of 2012, as well as $5 million in expected capital expenditure savings. The expected capital expenditure savings in 2012 have been reduced from $10 million to $5 million due to the revised Illinois Basin mine plans.

Distributions

On July 26, 2012, the Partnership declared a cash distribution of $0.4375 per common unit for its second quarter ended June 30, 2012. The Partnership also declared a cash distribution of $0.10 per subordinated unit for its second quarter. The distributions will be paid on August 14, 2012 to all common and subordinated unitholders of record as of the close of business on August 7, 2012.

Conference Call

Oxford will host a conference call at 10:00 a.m. Eastern Time today (August 7, 2012) to review its financial results for the second quarter of 2012. To participate in the call, dial (800) 573-4754 or (617) 224-4325 for international callers and provide passcode 56272001. The call will also be webcast live on the Internet in the Investor Relations section of Oxford’s website at www.OxfordResources.com.

An audio replay of the conference call will be available for seven days beginning at 12:00 p.m. Eastern Time on August 7, 2012 and may be accessed at (888) 286-8010 or (617) 801-6888 for international callers. The replay passcode is 19491938. The webcast will also be archived on Oxford’s website at www.OxfordResources.com for 30 days following the call.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

FORWARD-LOOKING STATEMENTS: Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information set forth under the headings “Business Update,” “Liquidity” and “Distributions.”

These statements are based on certain assumptions made by the Partnership based on its management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership’s management believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Partnership’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: productivity levels, margins earned and the level of operating costs; weakness in global economic conditions or in customers’ industries; changes in governmental regulation of the mining industry or the electric power industry and the increased costs of complying with those changes; decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators; the Partnership’s dependence on a limited number of customers; the Partnership’s inability to enter into new long-term coal sales contracts at attractive prices and the renewal and other risks associated with the Partnership’s existing long-term coal sales contracts, including risks related to adjustments to price, volume or other terms of those contracts; difficulties in collecting the Partnership’s receivables because of credit or financial problems of major customers, and customer bankruptcies, cancellations or breaches to existing contracts or other failures to perform; the Partnership’s ability to acquire additional coal reserves; the Partnership’s ability to respond to increased competition within the coal industry; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those pertaining to carbon dioxide emissions, and other factors; significant costs imposed on the Partnership’s mining operations by extensive and frequently changing environmental laws and regulations, and greater than expected environmental regulations, costs and liabilities; legislation and regulatory and related judicial decisions and interpretations including issues pertaining to climate change and miner health and safety; a variety of operational, geologic, permitting, labor and weather-related factors, including those pertaining to both our mining operations and our underground coal reserves that we do not operate; limitations in the cash distributions the Partnership receives from its majority-owned subsidiary, Harrison Resources, LLC, and the ability of Harrison Resources, LLC to acquire additional reserves on economical terms from CONSOL Energy Inc. in the future; the potential for inaccuracies in estimates of the Partnership’s coal reserves, which could result in lower than expected revenues or higher than expected costs; the accuracy of the assumptions underlying the Partnership’s reclamation and mine closure obligations; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital markets conditions; risks associated with major mine-related accidents; results of litigation, including claims not yet asserted; the Partnership’s ability to attract and retain key management personnel; greater than expected shortage of skilled labor; the Partnership’s ability to maintain satisfactory relations with employees; and failure to obtain, maintain or renew security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms.

The Partnership undertakes no obligation to publicly update or revise any forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Further information on risks and uncertainties is available in the Partnership’s periodic reports filed with the U.S. Securities and Exchange Commission or otherwise publicly disseminated by the Partnership.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except for unit data)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Revenue
Coal sales	$80,155	$83,870	$163,033	$167,174
Transportation revenue	9,811	11,667	21,746	22,109
Royalty and non-coal revenue	1,982	2,493	5,036	4,813

Total revenue	91,948	98,030	189,815	194,096

Costs and expenses
Cost of coal sales (excluding depreciation, depletion and amortization, shown separately)	59,446	67,567	129,061	130,184
Cost of purchased coal	6,644	4,788	9,847	9,915
Cost of transportation	9,811	11,667	21,746	22,109
Depreciation, depletion and amortization	12,227	13,235	25,909	25,346
Selling, general and administrative expenses	3,529	3,378	7,574	7,344
Impairment and restructuring charges	5,282	—	13,637	—
Gain on sale of oil and gas rights	(6,329)	—	(6,329)	—

Total costs and expenses	90,610	100,635	201,445	194,898

Income (loss) from operations	1,338	(2,605)	(11,630)	(802)
Interest income	5	4	6	5
Interest expense	(2,792)	(2,353)	(5,510)	(4,356)

Net loss	(1,449)	(4,954)	(17,134)	(5,153)

Less: net income attributable to noncontrolling interest	(6)	(1,310)	(97)	(2,881)

Net loss attributable to Oxford Resource Partners, LP unitholders	$(1,455)	$(6,264)	$(17,231)	$(8,034)

Net loss allocated to general partner	$(29)	$(125)	$(344)	$(160)

Net loss allocated to limited partners	$(1,426)	$(6,139)	$(16,887)	$(7,874)

Net loss per limited partner unit:
Basic	$(0.07)	$(0.30)	$(0.82)	$(0.38)

Diluted	$(0.07)	$(0.30)	$(0.82)	$(0.38)

Weighted average number of limited partner units outstanding:
Basic	20,704,386	20,632,925	20,696,917	20,627,390

Diluted	20,704,386	20,632,925	20,696,917	20,627,390

Distributions paid per limited partner unit	$0.4375 (1)	$0.4375	$0.8750	$0.8750

(1)

The distribution paid April 15, 2012 was paid at a rate of $0.4375 per common unitholder, while the rates for the subordinated and general partner unitholders were reduced to $0.10 and $0.26875 per unit, respectively.

See related notes to condensed consolidated financial statements.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except for unit data)

	June 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$617	$3,032
Trade accounts receivable	32,154	28,388
Inventory	15,100	12,000
Advance royalties—current portion	2,036	1,412
Prepaid expenses and other current assets	1,260	1,226
Assets held for sale	7,153	—

Total current assets	58,320	46,058
Property, plant and equipment, net	164,082	195,607
Advance royalties less current portion	6,802	7,945
Other long-term assets	13,671	11,655

Total assets	$242,875	$261,265

LIABILITIES
Current portion of long-term debt	$9,856	$11,234
Accounts payable	29,023	26,940
Asset retirement obligations — current portion	5,468	4,553
Accrued taxes other than income taxes	1,350	1,732
Accrued payroll and related expenses	1,465	2,535
Other current liabilities	3,864	3,822

Total current liabilities	51,026	50,816
Long-term debt, less current portion	146,516	132,521
Asset retirement obligations, less current portion	16,485	17,236
Other long-term liabilities	1,468	1,575

Total liabilities	$215,495	$202,148

Commitments and Contingencies
PARTNERS' CAPITAL
Limited partner unitholders (20,712,181 and 20,680,124 units outstanding as of June 30, 2012 and December 31, 2011, respectively)	25,962	57,160
General partner unitholder (422,537 and 422,044 units outstanding as of June 30, 2012 and December 31, 2011, respectively)	(1,668)	(1,032)

Total Oxford Resource Partners, LP capital	24,294	56,128
Noncontrolling interest	3,086	2,989

Total partners’ capital	27,380	59,117

Total liabilities and partners’ capital	$242,875	$261,265

See related notes to condensed consolidated financial statements.

OXFORD RESOURCE PARTNERS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended
	June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to unitholders	$(17,231)	$(8,034)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	25,909	25,346
Impairment charges	11,645	—
Interest rate swap and fuel contract adjustment to market	69	85
Loan fee amortization	879	746
Non-cash equity-based compensation expense	476	609
Advanced royalty recoupment	716	654
Loss on disposal of property and equipment	1,816	723
Noncontrolling interest in subsidiary earnings	97	2,881
(Decrease) increase in assets:
Accounts receivable	(3,766)	(3,049)
Inventory	(3,100)	(2,654)
Other assets	(329)	30
Increase (decrease) in liabilities:
Accounts payable and other liabilities	3,310	11,856
Asset retirement obligations	(4,564)	1,046
Provision for below-market contracts and deferred revenue	(422)	(733)

Net cash provided by operating activities	15,505	29,506
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,877)	(19,669)
Purchase of mineral rights and land	(51)	(1,110)
Mine development costs	(1,894)	(2,426)
Royalty advances	(1,785)	(376)
Proceeds from sale of property and equipment	1,633	—
Change in restricted cash	(1,889)	954

Net cash used in investing activities	(14,863)	(22,627)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	(4,039)	(3,227)
Advances on line of credit	31,000	25,000
Payments on line of credit	(14,000)	(6,000)
Credit facility capitalized fees	(1,086)	—
Capital contributions from partners	6	11
Distributions to noncontrolling interest	—	(3,920)
Distributions to partners	(14,938)	(18,417)

Net cash used in financing activities	(3,057)	(6,553)
Net (decrease) increase in cash	(2,415)	326
CASH AND CASH EQUIVALENTS, beginning of period	3,032	889

CASH AND CASH EQUIVALENTS, end of period	$617	$1,215

See related notes to condensed consolidated financial statements.

NON-GAAP FINANCIAL MEASURES TABLES

Reconciliation of net loss attributable to Oxford Resource Partners, LP unitholders to adjusted EBITDA and distributable cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands, unaudited)
Net loss attributable to Oxford Resource Partners, LP unitholders	$(1,455)	$(6,264)	$(17,231)	$(8,034)

PLUS:
Interest expense, net of interest income	2,788	2,349	5,504	4,351
Depreciation, depletion and amortization	12,227	13,235	25,909	25,346
Non-cash equity-based compensation expense	214	245	476	609
Non-cash loss on asset disposals	639	557	1,816	723
Change in fair value of future asset retirement obligations	424	1,290	805	2,648
Impairment and restructuring charges	5,282	—	13,637	—
Non-recurring costs	1,012	—	1,465	—

LESS:
Amortization of below-market coal sales contracts	205	253	422	497
Gain on sale of oil and gas rights	6,329	—	6,329	—

Adjusted EBITDA	14,597	11,159	25,630	25,146

LESS:
Cash interest expense, net of interest income	2,400	1,980	4,696	3,519
Estimated reserve replacement expenditures	882	1,497	1,724	2,828
Other maintenance capital expenditures	8,092	8,942	15,858	14,580

Distributable cash flow	$3,223	$(1,260)	$3,352	$4,219

Adjusted EBITDA

Adjusted EBITDA for the period represents net income (loss) attributable to our unitholders for that period before interest, taxes, DD&A, impairment and restructuring charges, amortization of below-market coal sales contracts, non-cash equity-based compensation expense, loss on asset disposals, certain non-recurring costs and the non-cash change in future asset retirement obligations (“ARO”). The non-cash change in future ARO is included in cost of coal sales in our financial statements. Although adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, our management believes that it is useful in evaluating our financial performance and our compliance with certain credit facility financial covenants. Because not all companies calculate adjusted EBITDA identically, our calculation may not be comparable to the similarly titled measure of other companies.

Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:

•	our financial performance without regard to financing methods, capital structure or income taxes;

•	our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our unitholders and our general partner;

•	our compliance with certain credit facility financial covenants; and

•	our ability to fund capital expenditure projects from operating cash flow.

Distributable Cash Flow

Distributable cash flow for a period represents adjusted EBITDA less cash interest expense (net of interest income), estimated reserve replacement expenditures and other maintenance capital expenditures. Cash interest expense represents the portion of our interest expense accrued and paid in cash during the reporting periods presented or that we will pay in cash in future periods as the obligations become due. Estimated reserve replacement expenditures represent an estimate of the average periodic (quarterly or annual, as applicable) reserve replacement expenditures that we will incur over the long term and then applied to the applicable period. We use estimated reserve replacement expenditures to calculate distributable cash flow instead of actual reserve replacement expenditures, consistent with our partnership agreement which requires that we deduct estimated reserve replacement expenditures when calculating operating surplus. Due to the restructuring of our Illinois Basin operations, starting in the first quarter of 2012, we are no longer estimating reserve replacement expenditures with respect to our Illinois Basin operations. Other maintenance capital expenditures include, among other things, actual cash expenditures for plant, equipment, mine development and cash expenditures relating to our ARO. Distributable cash flow should not be considered as an alternative to net income (loss) attributable to our unitholders, income from operations, cash flows from operating activities or any other measure of performance presented in accordance with GAAP. Although distributable cash flow is not a measure of performance calculated in accordance with GAAP, our management believes distributable cash flow is a useful measure to investors because this measurement is used by many analysts and others in the industry as a performance measurement tool to evaluate our operating and financial performance and to compare it with the performance of other publicly traded limited partnerships. We also compare distributable cash flow to the cash distributions we expect to pay our unitholders. Using this measure, management can quickly compute the coverage ratio of distributable cash flow to planned cash distributions.

Reconciliation of net loss attributable to Oxford Resource Partners, LP unitholders to recurring net loss:

	Three Months Ended		Three Months	Six Months Ended
	June 30,		Ended March 31,	June 30,
	2012	2011	2012	2012	2011
	(in thousands, unaudited)
Net loss attributable to Oxford Resource Partners, LP unitholders	$(1,455)	$(6,264)	$(15,776)	$(17,231)	$(8,034)

PLUS:
Impairment and restructuring charges	5,282	—	8,355	13,637	—
Non-recurring costs	1,012	—	453	1,465	—
LESS:
Gain on sale of oil and gas rights	6,329	—	—	6,329	—

Recurring net loss	$(1,490)	$(6,264)	$(6,968)	$(8,458)	$(8,034)

Recurring Net Loss

Recurring net loss for the period represents net income (loss) attributable to our unitholders for that period before impairment and restructuring charges and certain non-recurring costs.

Although recurring net loss is not a measure of performance calculated in accordance with GAAP, our management believes that it is useful in evaluating our recurring financial performance. Because not all companies calculate recurring net loss, our calculation may not be comparable to the similarly titled measures of other companies.

Recurring net loss is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and analysts, to assess:

•	our financial performance without regard to non-recurring activity;

•	our outlook for results on a go-forward basis; and

•	our financial performance as compared to the financial performance of our competitors.